                                                                      EXHIBIT 12

     THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (IN MILLIONS, EXCEPT RATIO AMOUNTS)
                                  (UNAUDITED)

Year Ended,                                                                       1998              1997               1996
---------------------------------------------------------------------        ------------     -------------      -------------
Earnings:
  Pre-tax income                                                                   $1,939            $1,490             $1,489

  Add:
      Interest and fixed charges, excluding capitalized interest                      293               281                275

      Portion of rent under long-term operating leases representative
         of an interest factor                                                        202               183                179

  Amortization of capitalized interest                                                  4                 3                  3

  Less:  Undistributed equity in earnings of investments accounted
            for under the equity method                                                18                17                  5
                                                                             ------------     -------------      -------------

  Total earnings available for fixed charges                                       $2,420            $1,940             $1,941
                                                                             ============     =============      =============

Fixed charges:

  Interest and fixed charges                                                       $  310            $  299             $  288

  Portion of rent under long-term operating leases representative
      of an interest factor                                                           202               183                179
                                                                             ------------     -------------      -------------
  Total fixed charges                                                              $  512            $  482             $  467
                                                                             ============     =============      =============

Ratio of earnings to fixed charges                                                   4.73x(1)          4.02x(2)           4.16x
                                                                             ============     =============      =============

(1) Earnings for the year ended December 31, 1998 include a $67 million pre-tax gain on the sale of substantially all of the Company's interest in Santa Fe Pacific Pipeline Partners, L.P. Excluding this gain, the ratio for the year ended December 31, 1998 would have been 4.60x.

(2) Earnings for the year ended December 31, 1997 include a special charge of $90 million (before-tax). Excluding this charge, the ratio for 1997 would have been 4.21x.